NORTHROP GRUMMAN CORPORATION
EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 033-59815, 033-59853, 333-67266, 333-100179, 333-107734, 333-121104, 333-125120 and 333-127317 on Form S-8; Registration Statement No. 333-152596 on Form S-3; and Registration Statement Nos. 333-83672 on Form S-4 of our reports dated February 8, 2011, relating to the financial statements of Northrop Grumman Corporation and the effectiveness of Northrop Grumman Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Northrop Grumman Corporation for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Los Angeles, California
February 8, 2011